Exhibit 99.1

For:	Duane Reade Inc.

Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer

Contact:	Cara O'Brien/Athan Dounis Press: Laura Novak (212) 850-5600 FD Morgen-Walke

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS FOURTH QUARTER AND FISCAL 2002 RESULTS

        — Chain Achieves Record Sales of $331.1 Million for Fourth Quarter and $1.274 Billion for Full Year —

        — Company Posts Fourth Quarter Diluted Earnings Per Share of $0.39, Including $0.05 Extraordinary Gain —

        New York, New York, February 20, 2003—Duane Reade Inc. (NYSE:DRD) today reported sales and earnings for the fourth quarter and fiscal year ended December 28, 2002.

FOURTH QUARTER RESULTS

        Net sales for the fourth quarter increased 10.3% over the same period last year to a record $331.1 million. As previously reported, pharmacy sales increased 12.8% and represented 42.0% of total sales for the quarter compared to 41.1% last year. Same-store sales increased 3.8%, including increases of 8.0% and 0.8% in pharmacy and front-end, respectively. Pharmacy same-store sales growth was adversely impacted by an increased proportion of more profitable generic prescriptions which averaged 40.1% of total prescriptions dispensed, compared to 33.9% in the previous year. Excluding the impact of the higher generic substitution rate in the 2002 fourth quarter, the pharmacy same-store sales increase would have been approximately 14%.

        Net income for the fiscal 2002 fourth quarter was $9.5 million, or $0.39 per diluted share, in line with our recently announced guidance. This compares to the previous year's net income of $10.0 million, or $0.42 per diluted share. The 2002 fourth quarter includes an after-tax extraordinary gain of $1.3 million, or $0.05 per diluted share, related to the retirement of debt. As previously reported, it also includes higher than anticipated legal and litigation expenses of approximately $0.03 per diluted share. As anticipated, fourth quarter earnings reflect an effective tax rate of 30.0%, bringing the full year effective tax rate to 37.5%.

        During the quarter, the Company opened eight new locations, closed one location and remodeled one existing store, compared with seven new store openings and two remodels in the prior year period. As of December 28, 2002, Duane Reade operated a total of 228 stores. Pre-opening costs for the eight new stores opened during the quarter were $0.5 million, compared to $0.3 million for seven stores opened in the previous year.

        Commenting on the fourth quarter results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "Despite the fact that the fourth quarter front-end sales were lower than anticipated over the holiday selling period, the Company's front-end same-store performance led most of the chain drug industry. It was also noteworthy that the Company improved utilization of working capital in the fourth quarter, resulting in improved cash flow from operations and a reduction in debt of $18.5 million."

        Gross profit margin for the fourth quarter was 22.9%, versus 23.5% in the comparable period last year, due primarily to weak holiday period front-end sales, shrinkage and increased warehouse insurance costs. Additionally, gross profit included a LIFO credit of $1.3 million in 2002 while the previous year's gross margin was based on the retail FIFO inventory valuation method.

        Selling, general and administrative expenses amounted to $53.4 million, or 16.1% of sales, compared with $42.1 million, or 14.0% of sales, in the prior year period. The increased expense ratio is due to lower than anticipated front-end sales growth, lower increases in pharmacy sales attributable to increased rates of generic substitution and higher insurance and litigation/legal expenses. Finally, SG&A expenses bore the burden of approximately $1.0 million representing higher labor and operating lease costs for the new one-hour photo departments that have been added to nearly half of the stores in the chain.

        Depreciation and amortization amounted to $6.6 million, compared to $6.9 million in the fourth quarter last year. The 2002 fourth quarter reflects a benefit of $1.0 million due to the elimination of goodwill amortization, attributable to the Company's adoption of Financial Accounting Standard No. 142.

        Interest expenses declined significantly to $3.6 million compared with $5.8 million in the prior year period, primarily due to lower interest rates resulting from the completion of the Company's 2.1478% Senior Convertible Note Offering in April of 2002 and the related retirement of higher cost Senior Subordinated Notes and term loans.

FISCAL 2002 RESULTS

        Sales for the full year ended December 28, 2002 increased 11.4% to $1.274 billion from $1.144 billion in 2001. During the twelve month period, same-store sales increased 4.8%, with a same-store increase of 12.1% in pharmacy. Front-end same-store sales were essentially flat against the prior year.

        Income before extraordinary items and the cumulative effect of an accounting change was $31.5 million, or $1.28 per diluted share, compared with income before extraordinary charges of $26.2 million, or $1.20 per diluted share, in the prior year. Net income, including extraordinary items and the cumulative effect of the accounting change, amounted to $15.6 million, or $0.63 per diluted share, compared to net income of $24.7 million, or $1.13 per diluted share, in the previous year. The current full year earnings include a $9.4 million partial payment of the Company's September 11 insurance claim as well as related losses resulting from this business interruption and approximately $5.0 million of increased promotional spending during the second quarter.

        Gross profit was $286.4 million, or 22.5% of sales, compared to $272.3 million, or 23.8% of sales, in 2001. The gross profit percentage decline was primarily attributable to an increased proportion of lower margin pharmacy sales and inventory shrinkage.

        Selling, general and administrative expenses were 15.6% of sales, compared to 15.1% of sales in 2001, reflecting the same factors experienced in the fourth quarter described above.

        Cash flow from operations for fiscal 2002 amounted to a record $42.5 million, or 3.3% of sales, compared to $25.8 million, or 2.3% of sales, in the previous year. Total debt at year-end was $269.7 million compared to $247.2 million at December 29, 2001. The increase in debt of $22.5 million was primarily due to $60.5 million of capital and acquisition related spending to support new store expansion and pharmacy file acquisitions.

        Throughout fiscal 2002, the Company opened or acquired 32 stores and closed four locations, compared to 31 store openings and three store closings in fiscal 2001. During the year, the Company also renovated or relocated six stores. Pre-opening costs for the year amounted to $2.1 million compared with $1.7 million during the prior fiscal year.

OUTLOOK FOR 2003

        In the 2003 first quarter, the Company is currently experiencing the adverse effects of an unusually harsh winter. The Company estimates that this week's blizzard experienced throughout the Company's trading areas resulted in sales losses of approximately $4.0 million. This quarter will also see a shift in Easter holiday sales into the second quarter related to the later timing of this holiday versus last year. Accordingly, first quarter sales and earnings are expected to be between $335 million and $340 million with earnings per diluted share ranging between $0.13 and $0.17. Despite this, we continue to anticipate that full year earnings will remain within our previous guidance of $1.40 to $1.50 per diluted share.

        Mr. Cuti concluded, "Our market share in our core trading areas continues to steadily increase. However, the sluggish economy requires that we take the necessary actions to tightly control our cost of operation and capital spending, and in an effort to grow the business responsibly, we expect to open 17 to 22 stores in the current year. We remain very confident in the growth prospects for the New York metro area and regard Duane Reade's unique position in the world's largest market as a basis for solid performance in the coming year and beyond."

        It is important to note that the above expectations are the Company's current targets and not predictions of actual performance. Actual results may differ materially from these projections.

        The Company will hold a conference call today, Thursday, February 20, 2003 at 10:00 AM (Eastern Time) to discuss its financial results for the fourth quarter and fiscal year and to provide guidance on expectations for fiscal 2003. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade web site following the completion of the call. The call will be archived on the web site until March 6, 2003. Additionally, a taped replay of the conference call will be available from 12:00 PM (Eastern Time) on February 20, 2003 until 12:00 PM (Eastern Time) on February 25, 2003. The replay can be accessed by dialing (800) 938-2305.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photofinishing. As of December 28, 2002, the Company operated 228 stores. Duane Reade maintains a web site at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Duane Reade Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	For the 13 Weeks Ended		For the 52 Weeks Ended
	Dec 28, 2002	Dec 29, 2001	Dec 28, 2002	Dec 29, 2001
Net sales	$331,075	$300,104	$1,274,451	$1,143,564
Cost of sales	255,364	229,447	988,033	871,215

Gross profit	75,711	70,657	286,418	272,349

Selling, general & administrative expenses	53,434	42,101	198,513	172,972
Insurance recovery	—	—	(9,378)	—
Depreciation and amortization	6,557	6,889	26,935	26,634
Store pre-opening expenses	477	286	2,086	1,667

	60,468	49,276	218,156	201,273

Operating income	15,243	21,381	68,262	71,076
Interest expense, net	3,550	5,789	17,925	27,623

Income before income taxes	11,693	15,592	50,337	43,453
Income taxes	3,508	5,584	18,852	17,232

Income before extraordinary (gain) charge and cumulative effect of accounting change	8,185	10,008	31,485	26,221
Extraordinary (gain) charge, net of income taxes (1)	(1,278)	—	6,646	1,491
Cumulative effect of accounting change, net of income taxes (2)	—	—	9,262	—

Net income	$9,463	$10,008	$15,577	$24,730

Net Income Per Common Share — Basic (3):
Income before extraordinary (gain) charge and cumulative effect of accounting change	$0.34	$0.43	$1.32	$1.25
Extraordinary (gain) charge, net of income taxes	(0.05)	—	0.28	0.07
Cumulative effect of accounting change, net of income taxes	—	—	0.39	—

Net income	$0.39	$0.43	$0.65	$1.18

Weighted average common shares outstanding	23,961	23,343	23,852	20,984

Net Income Per Common Share — Diluted (3):
Income before extraordinary (gain) charge and cumulative effect of accounting change	$0.34	$0.42	$1.28	$1.20
Extraordinary (gain) charge, net of income taxes	(0.05)	—	0.27	0.07
Cumulative effect of accounting change, net of income taxes	—	—	0.38	—

Net income	$0.39	$0.42	$0.63	$1.13

Weighted average common shares outstanding	24,430	24,039	24,563	21,851

(1)
The after-tax extraordinary gain of $1,278 in the fourth quarter ended December 28, 2002 is attributable to the gain on the purchase and retirement of $17.5 million of 2.1478% Convertible Notes for $14.9 million. The $6,646 and $1,491 of after-tax extraordinary charges in the full years ended December 28, 2002 and December 29, 2001, respectively, are primarily related to the accelerated amortization of deferred financing costs and premiums on retirement of debt.

(2)
Represents the after-tax cumulative effect of a change in accounting to a specific item cost based LIFO method of inventory valuation.

(3)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	December 28, 2002	December 29, 2001
Current Assets
Cash	$4,183	$4,972
Receivables (1)	62,008	57,085
Inventories (2)	220,338	220,707
Current Portion of Deferred Taxes	20,237	14,295
Prepaid Expenses and Other Current Assets (3)	16,006	19,412

Total Current Assets	322,772	316,471
Property and Equipment, net	169,507	135,835
Goodwill, net	160,403	158,395
Deferred Taxes	—	1,082
Other Assets (4)	85,173	67,202

Total Assets	$737,855	$678,985

Current liabilities
Accounts Payable	$57,776	$69,088
Accrued Expenses (5)	29,645	24,696
Current Portion of Senior Debt and Capital Leases	4,434	8,578

Total Current Liabilities	91,855	102,362
Other Liabilities	42,493	42,839
Deferred Taxes	8,332	—
Long Term Debt and Capital Leases	265,307	238,577

Total Liabilities	407,987	383,778

Total Stockholders' Equity	329,868	295,207

Total Liabilities and Stockholders' Equity	$737,855	$678,985

(1)
Includes third party pharmacy receivables of $33,565 and $31,928 at December 28, 2002 and December 29, 2001, respectively. The change also reflects an increase of $2.1 million related to the Company's in-house efforts toward processing pharmacy damage returns.

(2)
Inventory decrease of $369 from December 29, 2001 reflects the incremental inventory related to the operation of 28 additional stores, offset by a decrease of $15,968 attributable to the change in accounting method from Retail Dollar FIFO to Specific Cost LIFO.

(3)
Decrease in prepaids and other current assets from December 29, 2001 is primarily due to collection of insurance proceeds related to the September 11 property loss claim.

(4)
Increase in other assets from December 29, 2001 is primarily due to pharmacy customer file and lease acquisition costs related to acquisitions of various pharmacies during the current year, and incremental financing costs incurred with the issuance of the Company's 2.1478% Senior Convertible Notes due 2022.

(5)
Decrease in accrued expenses from December 29, 2001 is primarily due to lower accrued interest payable at December 28, 2002.

Duane Reade Inc.
Operating Data (Unaudited)
(Dollars in thousands)

	13 Weeks Ended		52 Weeks Ended
	28-Dec-02	29-Dec-01	28-Dec-02	29-Dec-01
EBITDA including 9/11 business interruption losses (FIFO Basis) (1)	$22,289	$28,651	$95,319	$102,075
EBITDA including 9/11 business interruption losses as a percentage of net sales	6.7%	9.5%	7.5%	8.9%
EBITDA including insurance recovery and 9/11 business interruption losses	$22,289	$28,651	$104,697	$102,075
EBITDA including insurance recovery and 9/11 business interruption losses as a percentage of net sales	6.7%	9.5%	8.2%	8.9%
Cash capital expenditures	$11,199	$9,099	$47,599	$40,982
Same-store sales growth (2)	3.8%	4.7%	4.8%	6.3%
Pharmacy same-store sales growth (2)	8.0%	17.3%	12.1%	16.6%
Pharmacy sales as a % of net sales	42.0%	41.1%	41.8%	39.2%
Third Party sales as a % of pharmacy sales	90.4%	88.1%	90.2%	86.9%
Average weekly prescriptions filled per store (3)	940	930	983	956
Number of stores at end of period			228	200
Retail square footage at end of period			1,577,980	1,433,825
Average store size (sq.ft) at end of period			6,921	7,169

(1)
Exclusive of other non-cash charges of $1,829 and $9,590 for the 13 and 52 weeks ended 12/28/02 and $1,760 and $5,744 for the 13 and 52 weeks ended 12/29/01, respectively. Exclusive of LIFO credit of $1,340 and $90 for the 13 and 52 weeks ended December 28, 2002, respectively. Exclusive of a one-time gain of $1,379, resulting from the sale of certain assets, for the 13 and 52 weeks ended December 29, 2001.

(2)
Represents the 13 and 52 weeks ended December 28, 2002 and the 13 and 52 weeks ended December 29, 2001.

(3)
Comparative stores only, does not include new stores.